Regency Centers Corporation
                                  Press Release

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www.RegencyCenters.com                                    CONTACT: LISA PALMER
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                                                              (904) 598-7636
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                REGENCY CENTERS ANNOUNCES SECOND QUARTER RESULTS
    Core Fundamentals Healthy, Growth in Net Income and Funds From Operations

Jacksonville, Fla. (August 12, 2003) -- Regency Centers Corporation announced today financial and operating results for the quarter ended June 30, 2003.

Income from continuing operations for the second quarter was $22.4 million, or $0.34 per diluted share, compared to $15.3 million, or $0.25 per diluted share in 2002. For the six months ended June 30, 2003, income from continuing operations was $40.5 million, or $0.65 per diluted share, compared to $33.2 million and $0.54 per diluted share in 2002.

Net income for common stockholders for the quarter rose to $25.6 million or $0.42 per diluted share, compared to $22.2 million and $0.38 per diluted share for the same period last year. For the six months ended June 30, 2003, net income was $43.6 million, or $0.72 per diluted share, compared to $46.7 million, or $0.80 per diluted share last year.

Regency reports Funds From Operations (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts as a supplemental earnings measure. The Company uses FFO as an important indicator of business performance and considers this a meaningful performance measurement in the Real Estate Investment Trust industry. For the quarter ended June 30, 2003, FFO was $43.3 million, or $0.70 on a diluted per share basis, compared to $42.3 million and $0.69 per diluted share for the same period last year. For the six month period, FFO was $83.6 million, or $1.35 per diluted share, up from $82.2 million, or $1.34 per diluted share.


Portfolio Results

Same property NOI growth for the second quarter was 3.2% and was 2.4% year to date. Rent growth remained strong at 9% for the quarter and 9.3% year to date. Occupancy of the operating portfolio increased to 95.3% at June 30, 2003 from 94.9% at March 31, 2003. During the quarter Regency completed 275 new and renewal lease transactions totaling over 1.1 million square feet. For the year, Regency has completed

631 transactions, leasing 2.3 million square feet. At June 30, 2003, Regency's investment in real estate before depreciation was approximately $3.2 billion. At quarter end, the Company owned 262 shopping centers and single tenant properties, including those held in joint ventures, totaling 29.9 million square feet located in top markets across the nation.

"The fundamentals of our core business are extremely healthy and position Regency to increase our FFO per share growth rate and generate attractive returns on equity. The quality of our portfolio has been enhanced by our Premier Customer Initiative, development program, and capital recycling strategy whereby we are selling lower quality and lower growth assets and reinvesting in high quality new developments," said Martin E. Stein, Jr., Chairman and Chief Executive Officer. "Our experience is that excellent real estate, attractive demographics, dominant anchors, leading side-shop retailers and superior operating capabilities and systems produce sustainable net operating income."


Investment and Development Activity

During the second quarter Regency acquired two new properties. Addison Town Center was purchased in May through Columbia Regency Retail Partners, Regency's joint venture with the state of Oregon. Addison is a redevelopment that is located in the Dallas metropolitan area and is anchored by Kroger and Target. With the second acquisition, Regency increased its presence in the Washington, D.C. market through the purchase of Market at Opitz Crossing, a Safeway-anchored center in Woodbridge, VA.

During the quarter Regency sold six completed shopping center developments, five of these were sold into the joint venture with Macquarie-CountryWide. Two new projects were started during the quarter. The additions represent $19 million in estimated net development costs. As of June 30, 2003, the Company had 32 properties under development for an estimated total net investment at completion of nearly $441 million. Demand for development space remains strong with over 400,000 square feet leased during the quarter. The development portfolio is 80% leased and committed and 57% funded. "We will continue to deploy capital into developments as a key ingredient of our business model that creates significant value and generates attractive returns on equity," added Mr. Stein.


Capital Markets Activity

On June 19, 2003 Regency and Security Capital announced the successful completion of an underwritten offering to sell all of GE Capital's 57% ownership stake in Regency's shares. In connection with the transaction, Regency purchased 4,606,880 shares from Security Capital at the public offering price of $32.56 per share. Upon closing of the transaction, the Stockholders Agreement between Security Capital and Regency terminated and Joseph E. Parsons, President, North America Equity Holdings, GE Capital Real Estate resigned from Regency's Board of Directors.

Commenting on the sale of GE's ownership stake, Mr. Stein said, "We are extremely pleased to have worked with GE Capital to resolve the question of Security Capital's ownership in Regency in a manner that we feel was beneficial to all shareholders."

Subsequent to quarter end, Regency entered into a $96.5 million forward starting swap transaction to partially hedge the ten-year fixed rate financing expected to occur in April 2004. Regency locked an


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underlying 10-year treasury rate of 3.9525% and a 10-year swap spread of 0.39%.
With the forward carry cost and fees, the swap fixed rate is 4.745%.

Dividend

On August 11, 2003, the Board of Directors declared a quarterly cash dividend of $0.52 per share, payable on September 9, 2003 to shareholders of record on August 26, 2003. The Board also declared a quarterly cash dividend of $0.46563 on the Series 3 Preferred stock, payable on September 30, 2003 to shareholders of record on August 29, 2003.

Conference Call

In conjunction with Regency's second quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Tuesday, August 12, 2003 at 4:00 pm EST at the Company's web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its second quarter 2003 supplemental information package that may help investors estimate earnings for 2003. A copy of the Company's second quarter 2003 supplemental information will be available from the Company's web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, 121 West Forsyth Street, Suite 200, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in joint ventures, information pertaining to securities issued other than common stock, property details, a significant tenant report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended June 30, 2003. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.


Funds From Operations Reconciliation to Net Income--Actual Results

For the Periods Ended June 30, 2003 and 2002                         Three Months Ended                Year to Date
($000s)                                                               2003        2002               2003        2002
                                                                     Actual      Actual             Actual      Actual

Funds From Operations:

  Net income for common stockholders                                 25,632      22,232             43,556      46,750
   Add (Less):
    Depreciation expense - real property                             17,710      16,613             35,260      32,602
    Amortization of leasing commissions                               1,648       1,284              3,340       2,493
   (Gain) loss on sale of operating properties                       (4,336)     (1,581)            (3,533)     (4,740)
    Provision for loss on operating properties                        1,969       2,364              1,969       2,364
    Convertible preferred stock dividends                                 0         759                  0       1,517
    Preferred unit issuance costs                                         0           0              1,922           0
    Minority interest of exchangeable partnership units                 655         582              1,092       1,233

Funds from Operations                                                43,278      42,253             83,606      82,220

Regency reports Funds From Operations (FFO) as a supplemental earnings measure. The Company uses FFO as an important indicator of business performance and considers FFO to be an accurate benchmark to its peer group and a meaningful performance measurement for the company because it excludes various items in net income that do not relate to or are not indicative of the operating performance of the ownership, management and development of real estate. FFO is defined by the National Association of Real Estate Investment Trusts generally as net earnings (computed in accordance with GAAP), (1) excluding real estate depreciation and amortization, gains and losses from sales of properties (except those gains and losses sold by Regency's taxable REIT subsidiary), after adjustment for unconsolidated partnerships and joint ventures and (2) excluding items classified by GAAP as extraordinary or unusual, along with significant non-recurring events. Regency also adjusts for the payment of convertible preferred stock dividends.


Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer focused on grocery-anchored, neighborhood retail centers. Regency's total assets before depreciation exceed $3.2 billion. As of June 30, 2003, the Company owned 262 retail properties, including those held in joint ventures, totaling 29.9 million square feet located in high growth markets throughout the United States. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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In addition to historical information, the information in this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Regency operates, management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in national and local economic conditions, financial difficulties of tenants, competitive market conditions including pricing of acquisitions and sales of properties and out parcels, changes in expected leasing activity and market rents, timing of acquisitions, development starts and sales of properties and out parcels, weather, obtaining governmental approvals and meeting development schedules.

During the quarter, Regency's corporate representatives may reiterate these forward-looking statements during private meetings with investors, investment analysts, the media and others. At the same time, Regency will keep this information publicly available on its web site www.regencycenters.com. The public can continue to rely on this information as still being Regency's current expectations, unless Regency publishes a notice stating otherwise.